EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares of Homeinns Hotel Group, including ordinary shares represented by American depositary shares, and that this Agreement be included as an Exhibit to such joint filing. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: June 22, 2015

Beijing Tourism Group	By:	/s/ Qiang Duan
Name: Qiang Duan
Title: Chairman of Board of Directors

Poly Victory Investments Limited	By:	/s/ Yi Liu
Name: Yi Liu
Title: Director

Ctrip.com International, Ltd.	By:	/s/ James Jianzhang Liang
Name: James Jianzhang Liang
Title: Director

C-Travel International Limited	By:	/s/ James Jianzhang Liang
Name: James Jianzhang Liang
Title: Director

Ctrip.com (Hong Kong) Limited	By:	/s/ James Jianzhang Liang
Name: James Jianzhang Liang
Title: Director

James Jianzhang Liang	By:	/s/ James Jianzhang Liang

Neil Nanpeng Shen	By:	/s/ Neil Nanpeng Shen

Smart Master International Limited	By:	/s/ Neil Nanpeng Shen
Name: Neil Nanpeng Shen
Title: Director

David Jian Sun	By:	/s/ David Jian Sun

Peace Unity Investments Limited	By:	/s/ David Jian Sun
Name: David Jian Sun
Title: Director